   As filed with the Securities and Exchange Commission on December 5, 1996
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                     ------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                     ------------------------------------

                              UNIDYNE CORPORATION
             (Exact name of registrant as specified in its charter)

                    Delaware                                   23-2154902
        (State or other jurisdiction of                     (I.R.S. Employer
         incorporation or organization)                   Identification No.)

          118 Pickering Way, Suite 104                           19341
              Exton, Pennsylvania                              (Zip Code)
    (Address of Principal Executive Offices)

                     ------------------------------------

                   UNIDYNE CORPORATION 1996 STOCK OPTION PLAN
                            (Full title of the plan)

                     ------------------------------------

                           Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801
                    (Name and address of agent for service)

                                  302-658-7581
         (Telephone number, including area code, of agent for service)

                     ------------------------------------


                        CALCULATION OF REGISTRATION FEE

================================================================================================================================
         Title of                            Amount            Proposed                 Proposed                  Amount of
         securities to                       to be             maximum offering         maximum aggregate         registration
         be registered                       registered(1)     price per share(2)       offering price(2)         fee
--------------------------------------------------------------------------------------------------------------------------------
         Common Shares,
         $.001 par value                     1,100,000 shs         $4.50                $4,950,000.00             $1,706.90
================================================================================================================================

(1) Includes an indeterminate number of additional shares that may become issuable pursuant to antidilution adjustment provisions of the plan.

(2) Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee, based on the average of the bid and asked prices on November 29, 1996, of the registrant's Common Stock as reported on the Nasdaq over-the-counter bulletin board.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The following documents, heretofore filed by the registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated herein:

                 1. The registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

                 2. The registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

                 3. The description of the Company's Common Shares contained in the registrant's Form S-1 Registration Statement (No. 0-10372) as declared effective on May 12, 1981 relating to the registration of the Company's Common Shares under Section 12(g) of the Exchange Act, and all amendments thereto, including, but not limited to, Form 8-K, filed September 9, 1996 and Form 8-K/A, filed September 13, 1996.

                 4. All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the Common Shares offered pursuant to this Registration Statement have been sold or which deregisters all Common Shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

                 Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law, and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

         The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. The Company intends to enter into separate indemnification agreements with its directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. See Item 9, "Undertakings."

ITEM 8.  EXHIBITS.

Exhibit Number   Description of Exhibit
--------------   ----------------------
         4       UNIDYNE Corporation 1996 Stock Option Plan

         5       Opinion of Baker & Hostetler as to legality of the Common Shares being registered

         23      Consent of Baker & Hostetler (included in Opinion filed as Exhibit 5 hereto)

         25      Powers of Attorney (included at page II-3)

ITEM 9.  UNDERTAKINGS.

                 (a)      The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                 (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) The undersigned registrant hereby undertakes to deliver, or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                 (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





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
                                   SIGNATURES

                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on the 5th day of December, 1996.

                                  UNIDYNE CORPORATION

                                  By: /s/ C. Eugene Hutcheson
                                     ------------------------------------------
                                          C. Eugene Hutcheson, Chairman,
                                          Chief Executive Officer and President


                               POWER OF ATTORNEY

                 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints C. Eugene Hutcheson and/or Timothy M. Flynn, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of December, 1996.

         Signature                                                       Title
         ---------                                                       -----
/s/ C. Eugene Hutcheson                                Chairman, Chief Executive Officer,
--------------------------------------                 President and a Director (principal executive officer)
C. Eugene Hutcheson

/s/ Timothy M. Flynn                                   Vice President and Assistant Treasurer
--------------------------------------                 (principal financial officer and principal accounting officer)
Timothy M. Flynn

/s/ Charlotte E. Doremus                               Secretary, Treasurer and Director
--------------------------------------
Charlotte E. Doremus

/s/ David M. Barrett                                   Director
--------------------------------------
David M. Barrett

/s/ Frank B. Holze                                     Director
--------------------------------------
Frank B. Holze





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
                                 EXHIBIT INDEX


Exhibit Number   Description of Exhibit
--------------   ----------------------
         4       UNIDYNE Corporation 1996 Stock Option Plan

         5       Opinion of Baker & Hostetler as to legality of the Common Shares being registered

         23      Consent of Baker & Hostetler (included in Opinion filed as Exhibit 5 hereto)

         25      Powers of Attorney (included at page II-3)





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